EXHIBIT 10.1

Management Incentive Plan General Terms

Authority

The annual Management Incentive Plan (the “Plan”) is established by the Board’s Executive Organization & Compensation Committee (the “Committee”) under the 2015 Long-Term Performance Plan (the “2015 LTPP”).

Objective

The Plan’s objective is to reward eligible participants for their contributions toward the achievement of Applied’s fiscal year business goals.

Participation

The Plan’s participants are those key employees of Applied who are designated as Plan participants by the Committee.

Plan Goals

The Committee shall establish the Plan’s goals. Notwithstanding the foregoing, in the event of (i) a merger, a consolidation, an acquisition or divestiture, the issuance or repurchase of a substantial amount of capital stock, a reorganization or restructuring, or any other transaction or series of transactions, or (ii) asset write-downs, or litigation or claim judgments or settlements, or foreign exchange gains or losses, or (iii) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, or (iv) other items of an unusual nature or infrequent occurrence or non-recurring items, then the Committee, in its sole discretion, may adjust the Plan goals or actual performance, in order to prevent diminution or enlargement of the benefits intended to be conferred, in such manner as the Committee determines is equitably required by the changes or events.

Eligibility for Awards

If Plan goals are met, to be eligible for an award under the Plan, a participant must comply with the 2015 LTPP. In addition, except as provided in the 2015 LTPP, the participant must be actively employed by Applied on the last day of the fiscal year, except that,

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Participants retiring at age 55 or older under an Applied retirement plan shall be eligible for a prorated award based on date of retirement (calculated using number of days’ participation in the Plan).

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Participants who incur a separation from service due to death or disability shall be eligible for a prorated award based on date of separation from service (calculated using number of days’ participation in the Plan).

Plan awards are intended to create an incentive for participants to act in Applied’s best interests. Notwithstanding anything in these terms to the contrary,

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An award may be terminated or rescinded, and, if applicable, the participant may be required immediately to repay an award issued within the previous twelve months, if the Committee determines, in good faith, that during the participant’s employment with Applied or during the period ending twelve months following the participant’s separation from service, the participant has committed an act inimical to Applied’s interests. Acts inimical to Applied’s interest shall include willful inattention to duty; willful violation of Applied’s published policies; acts of fraud or dishonesty involving Applied’s business; solicitation of Applied’s employees, customers or vendors to terminate or alter their relationship with Applied to Applied’s detriment; unauthorized use or disclosure of information regarding Applied’s business, employees, customers, or vendors; and competition with Applied. All determinations by the Committee shall be effective at the time of the participant’s act.

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The Committee may, in its sole discretion, require a participant immediately to repay cash issued pursuant to the award within the previous 36 months (or any proceeds thereof) if (1) Applied restates its historical consolidated financial statements and (2) the Committee determines, in good faith, that (a) the restatement is a result of the participant’s, or another executive officer’s, willful misconduct that is unethical or illegal, and (b) the participant’s earnings pursuant to the award were based on materially inaccurate financial statements or materially inaccurate performance metrics that were invalidated by the restatement.

The provisions of this section are fundamental terms of the award.

Change in Control

Notwithstanding the foregoing, in the event the participant’s employment with Applied is terminated during the fiscal year, following any Change in Control of Applied, either by the participant for Good Reason or by Applied without Cause, then the award shall be deemed to be fully earned at the target incentive value.

In addition, following a Change in Control of Applied, no provision hereof shall operate to limit any economic benefit to which the participant is entitled under this award or the Plan.

Other

These General Terms, together with the 2015 LTPP, govern the Plan. The Committee has the authority to construe the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, and to make all other determinations, in the Committee’s judgment, necessary or desirable for the Plan’s administration. In the event of any conflict between the provisions of the 2015 LTPP and the General Terms, the provisions of the 2015 LTPP shall govern. Moreover, it should be noted that unless otherwise provided herein, capitalized words in these General Terms shall have the same meanings as set forth in the 2015 LTPP.

The Committee may correct any defect or supply any omission or reconcile any inconsistency with respect to the Plan in the manner and to the extent it shall deem expedient to carry the Plan into effect. All Committee action under these provisions shall be conclusive for all purposes.

The provisions of these terms and conditions are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

The validity, construction, interpretation, and enforceability of these terms and conditions shall be determined and governed by the laws of the State of Ohio without giving effect to the principles of conflicts of law.
Applied has made no warranties or representations to the participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Plan, and the participant has been advised to consult with the participant’s attorney, accountant and/or tax advisor regarding the Plan. Moreover, the participant acknowledges that Applied has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the participant.

(August 2018)